FORM 8-K



                  SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C.  20549



                            CURRENT REPORT



                Pursuant to Section 13 or 15(d) of the
                    Securities Exchange Act of 1934

                    Date of Report:  January, 1999


                      MAINE PUBLIC SERVICE COMPANY
        (Exact name of registrant as specified in its charter)



            Maine                   1-3429          01-0113635
(State, or other jurisdiction    (Commission       (IRS Employer
      of incorporation)          File Number)    Identification No.)


209 State Street, Presque Isle, Maine                 04769
(Address of principal executive offices)            (Zip Code)


Registrant's Telephone Number, Including Area Code   207-768-5811









Current Report, Form 8-K for                            Date of Report
Maine Public Service Company                            January, 1999

Item 5(a) Other Material Events - Maine Yankee Rate Case Settlement Filed with the Federal Energy Regulatory Commission

          Reference is made to the Company's Form 10-K for December 31, 1997 and Form 10-Q for the quarter ended September 30, 1998, where the closing of Maine Yankee and the various rate proceedings associated with the closing and decommissioning of Maine Yankee were discussed. As previously reported, the Maine Public Utilities Commission (MPUC) stayed its investigation of the prudency of the shutdown decision and the operation of Maine Yankee prior to the shutdown decision, pending the outcome of Maine Yankee's rate case before the Federal Energy Regulatory Commission (FERC). The MPUC and the Maine Office of the Public Advocate (OPA) are actively participating in the FERC proceeding, as well as 28 municipal and cooperative utilities in New England who received approximately 6.2% of the output from Maine Yankee (the "Secondary Purchasers").

          In support of its request for an increase in decommissioning collections, Maine Yankee submitted with its initial FERC rate case filing a 1997 decommissioning cost study performed by TLG Services, Inc. ("TLG"). During 1998, Maine Yankee engaged in an extensive competitive bid process to hire a Decommissioning Operations Contractor ("DOC") to perform certain major decontamination and dismantlement activities at the Plant on a fixed-price, turnkey basis. As a result of that process, a consortium headed by Stone & Webster Engineering Corporation ("Stone & Webster") was selected to perform such activities under a fixed-price contract. The contract provides for, among other undertakings, construction of an independent spent fuel storage installation ("ISFSI") and completion of major decommissioning activities and site restoration by the end of 2004. The DOC process resulted in fixing certain costs that had been estimated in the earlier decommissioning cost estimate performed by TLG.

          Since the filing of the FERC rate request, Maine Yankee and the active intervenors, including among others the MPUC Staff, the OPA, the Company and other owners, the Secondary Purchasers, and a Maine environmental group (the "Settling Parties"), engaged in extensive discovery. More recently, those parties participated in settlement discussions that resulted in an Offer of Settlement filed by those parties with the FERC on January 19, 1999, which, if approved by the FERC, would result in full settlement of all issues raised in the consolidated FERC proceeding, including decommissioning-cost issues and issues pertaining to the prudence of the management, operation, and decision to permanently cease

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Current Report, Form 8-K for                            Date of Report
Maine Public Service Company                            January, 1999

Item 5(a) Other Material Events - Maine Yankee Rate Case Settlement
          Filed with the Federal Energy Regulatory Commission - Continued

          operation of the Plant. Approval of the settlement would also resolve the issues raised by the Secondary Purchasers by limiting the amounts they will pay for decommissioning the Plant and by settling other points of contention affecting individual Secondary Purchasers.

          The Offer of Settlement provides for Maine Yankee to collect $33.6 million in the aggregate annually, effective January 15, 1998: (1) $26.8 million for estimated decommissioning costs, and (2) $6.8 million for ISFSI-related costs. The original filing with FERC on November 6, 1997, called for an aggregate annual collection rate of $36.4 million for decommissioning and the ISFSI, based on the TLG estimate. The amount collected annually could be reduced to approximately $26 million if Maine Yankee is able to (1) use in connection with the construction of the ISFSI funds held in trust under Maine law for spent-fuel disposal, and (2) access approximately $6.8 millon being held by the State of Maine for eventual payment to the State of Texas pursuant to a compact for low-level nuclear waste disposal, the future of which is now in question after rejection of the selected disposal site in west Texas by a Texas regulatory agency. Both would require authorizing legislation in Maine, which Maine Yankee intends to pursue.

          The Offer of Settlement also provides for recovery of all unamortized investment (including fuel) in the Plant, together with a return on equity of 6.50 percent, effective January 15, 1998, on equity balances up to maximum allowed equity amounts. The Settling Parties also agreed in the proposed settlement not to contest the effectiveness of the Amendatory Agreements submitted to FERC as part of the original filing, subject to certain limitations including the right to challenge any accelerated recovery of unamortized investment under the terms of the Amendatory Agreements after a required informational filing with the FERC by Maine Yankee.

          As a separate part of the Offer of Settlement, the Company, Central Maine Power Company, and Bangor Hydro-Electric Company (the other two Maine owners of Maine Yankee), the MPUC Staff, and the OPA entered into a further agreement resolving retail rate issues and other issues specific to the Maine parties, including those that had been raised concerning the prudence of the operation and shutdown of the Plant (the "Maine Agreement"). Under the Maine Agreement, the Company would continue to recover its Maine Yankee costs in accordance with


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Current Report, Form 8-K for                            Date of Report
Maine Public Service Company                            January, 1999

Item 5(a) Other Material Events - Maine Yankee Rate Case Settlement
          Filed with the Federal Energy Regulatory Commission - Continued

          its most recent Rate Stabilization Plan ("RSP") order from the MPUC without any adjustment reflecting the outcome of the FERC proceeding. To the extent that the Company has collected from its retail customers a return on equity in excess of the 6.50 percent contemplated by the Offer of Settlement, no refunds would be required, but such excess amounts would be credited to the customers to the extent required by the RSP.

          The final major provision of the Maine Agreement requires the Maine owners, for the period from March 1, 2000 through December 1, 2004, to hold their Maine retail ratepayers harmless from the amounts by which the replacement power costs for Maine Yankee exceed the replacement power costs assumed in the report to the Maine Yankee Board of Directors that served as a basis for the Plant shutdown decision, up to a maximum cumulative amount of $41 million. The Company's share of that maximum amount would be $4.1 million for the period. The Maine Agreement, which was approved by the MPUC on December 22, 1998, also sets forth the methodology for calculating such replacement power costs.

          The Company believes the Offer of Settlement, including the Maine Agreement, reasonably resolves the issues presented by the parties in the Maine Yankee FERC proceeding. If the Offer of Settlement is approved by the FERC, several significant uncertainties regarding the recovery of Maine Yankee-related costs are eliminated. Although all of the active parties to the proceeding have agreed to support or, with respect to certain individual provisions, not oppose, the Offer of Settlement, the Company cannot predict with certainty whether or in what form the Offer of Settlement will be approved by the FERC.

                                   MAINE PUBLIC SERVICE COMPANY
                                             Registrant



Dated:  January 27, 1999            /s/  Larry E. LaPlante
                                   Larry E. LaPlante, Vice President,
                                   Finance, Administration & Treasurer






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